Exhibit 4.1

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 4

SUPPLEMENTAL INDENTURE No. 4 (this “Supplemental Indenture”), dated as of July 24, 2014, among Propp Corp. (the “Additional Subsidiary Guarantor”), an Illinois corporation and an indirect subsidiary of Affinion Group, Inc., a Delaware corporation (or its permitted successor) (the “Issuer”), the Issuer, and Wells Fargo Bank, National Association, as Trustee under the Indenture (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 19, 2010, providing for the issuance of 7.875% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances the Issuer shall cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantor shall Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture;

WHEREAS, pursuant to Section 9.01(v) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1.  Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2.  Guarantees.  The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture.

SECTION 3.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.  Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7.  Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

SECTION 8.  Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

AFFINION GROUP, INC.

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

PROPP CORP.

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

Supplemental Indenture No. 4 (2010 AGI Indenture)

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

Supplemental Indenture No. 4 (2010 AGI Indenture)